Exhibit 10.2

SUB-MANAGEMENT AGREEMENT

THIS SUB-MANAGEMENT AGREEMENT (this “Agreement”), is entered into as of                     , 2009, by and among PRCM ADVISERS LLC, a Delaware limited liability company (the “Manager”), CLA FOUNDERS LLC, a Delaware limited liability company (the “Sub-Manager”), and solely with respect to Sections 1, 9, 11(a), 14(a), 15, and 18 through 28, PINE RIVER CAPITAL MANAGEMENT L.P., a Delaware limited partnership (“Pine River Capital”).

RECITALS

WHEREAS, on the date hereof, Two Harbors Investment Corp., a Maryland corporation (the “Company”), is acquiring, through a merger (the “Merger”), Capitol Acquisition Corp., a Delaware corporation (“Capitol”), pursuant to an agreement and plan of merger, dated as of June 11, 2009, among Pine River Capital, the Company, Two Harbors Merger Corp., a Delaware corporation, and Capitol (the “Merger Agreement”); and

WHEREAS, on the date hereof, the Manager, the Company, and Two Harbors Operating Company LLC, a Delaware limited liability company (the “Operating Company”), are entering into that certain Management Agreement, in all material respects in the form attached as an exhibit to the Merger Agreement and dated as of the date hereof (as amended from time to time, the “Management Agreement”), pursuant to which the Manager will provide investment advisory services to the Company and the Subsidiaries on the terms and conditions set forth therein; and

WHEREAS, the Manager wishes to enter into this Agreement with the Sub-Manager in order to engage the Sub-Manager to serve as a sub-advisor to the Manager to support the performance of the Manager’s services under the Management Agreement on the terms and conditions set forth herein; and

WHEREAS, in connection with the execution of this Agreement, Pine River Capital has agreed to provide the Sub-Manager with opportunities to serve as a sub-advisor to (or to enter into alternative arrangements with) the Manager on selected additional advisory arrangements, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. Definitions. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Management Agreement. In addition, the following terms have the following meanings assigned to them.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting equity securities or by contract or otherwise.

“Agreement” means this Sub-Management Agreement, as amended from time to time.

“Base Management Fee” has the meaning set forth in the Management Agreement, provided that, notwithstanding anything to the contrary in this Agreement, including without limitation any requirement that the Base Management Fee have been earned or received, for purposes of calculating any amount payable under this Agreement, the Base Management Fee will be calculated without any reduction described in the last sentence of the definition of “Base Management Fee” in the Management Agreement.

“Book Value” means (i) in the case of the Company, the Stockholders’ Equity, and (ii) in the case of any other Public Vehicle, the book value of such Public Vehicle used for purposes of calculating the management and termination fees earned by the Manager or any Pine River Manager pursuant to the management or advisory agreement between such Public Vehicle and the Manager or any Pine River Manager.

“Capitol” has the meaning set forth in the Recitals to this Agreement.

“Cause” means a final determination by a court of competent jurisdiction (a) that the Sub-Manager has materially breached this Agreement that has a material adverse effect on the Manager or the Company and such material breach has continued for a period of 30 days after receipt by the Sub-Manager of written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period, (b) that an action taken or omitted to be taken by the Sub-Manager in connection with this Agreement constitutes willful misconduct or gross negligence that results in material harm to the Manager and/or the Company and such willful misconduct or gross negligence has continued for a period of 30 days after receipt by the Sub-Manager of written notice thereof specifying such willful misconduct or gross negligence and requesting that the same be remedied in such 30-day period, or (c) that an action taken or omitted to be taken by the Sub-Manager in connection with this Agreement constitutes fraud that results in material harm to the Manager and/or the Company.

“Company” has the meaning set forth in the Introductory Paragraph to this Agreement.

“Final Payment” has the meaning set forth in Section 11(b) of this Agreement.

“Grant” has the meaning set forth in Section 9(a) of this Agreement.

“Indemnitor” has the meaning set forth in Section 13(b) of this Agreement.

“Independent Revenue Sharer” means any Person who, in connection with a Pine River Manager’s entry into a management agreement with a Public Vehicle (other than the Company), is offered a Grant so long as (i) such Person is not an Affiliate of Pine River Capital, the Manager or any of their respective Affiliates, and (ii) neither Pine River Capital, the Manager nor any of their respective Affiliates has any pecuniary interest (through contract, equity or debt interests or otherwise) in such Person or the Grant offered to such Person; provided, that “Independent Revenue Sharer” shall not include any Person who is offered a Grant in connection with the financing or recapitalization of the Manager.

“Interest Rate” means the current (as of the Termination Date) London Interbank Offered Rate as quoted by Citibank, N.A. (or any successor entity thereto) for interest periods of one year, plus 200 basis points per annum, compounding quarterly.

“Management Agreement” has the meaning set forth in the Recitals to this Agreement.

“Manager” has the meaning set forth in the Introductory Paragraph of this Agreement.

“Mark Ein Control Persons” means, collectively: (i) Mark D. Ein, (ii) any Affiliate of Mark D. Ein, including without limitation Leland Investments, Inc., and (iii) upon Mark D. Ein’s death or disability, if applicable, any executors, attorneys in fact, or administrators of Mark D. Ein or his estate, or any trustee (whether or not as a testamentary trustee or as a successor trustee under a non-testamentary trust).

“Mark Ein Related Persons” means, collectively: (i) Mark D. Ein, (ii) any Affiliates of Mark D. Ein, including without limitation Leland Investments, Inc., (iii) any trusts (or trustees thereof), family limited partnerships or other estate planning vehicles over which one or more Mark Ein Control Persons exercise control, (iv) upon Mark D. Ein’s death or disability, if applicable, any executors, attorneys in fact, administrators, testamentary trustees, legatees or beneficiaries of Mark D. Ein or his estate, or any trust formed by either, and (v) to the extent any Mark Ein Control Person retains voting control over the applicable interest, any charitable trust, organization or entity.

“Merger” has the meaning set forth in the Recitals to this Agreement.

“Merger Agreement” has the meaning set forth in the Recitals to this Agreement.

“Notice Date” has the meaning set forth in Section 9(c) of this Agreement.

“Operating Company” has the meaning set forth in the Recitals to this Agreement.

“Pine River Capital” has the meaning set forth in the Introductory Paragraph of this Agreement.

“Pine River Manager” has the meaning set forth in Section 9(a) of this Agreement.

“Public Vehicle” means an entity (a) (i) whose common equity securities are publicly issued or traded or (ii) that issues securities in an offering that expressly contemplates such securities (or other securities of such entity issued in exchange therefor or conversion thereof) being listed on a national securities exchange at a future date and (b) that is a REIT or other entity the business of which involves making investments in securities and other financial assets, including without limitation publicly traded REITs and closed-end funds. Notwithstanding the foregoing, and without limiting the foregoing, “Public Vehicle” shall not include (i) any company that is primarily an operating business, (ii) Pine River Capital or any of its Affiliates, any of the private investment funds currently managed by Pine River Capital and any similar private investment vehicles that Pine River may in the future manage, or any successor to any of the foregoing, (iii) any vehicle that is externally managed by the Company or any other Public Vehicle with respect to which the Sub-Manager has an effective agreement in place in accordance with Section 9(a), (iv) a bank, savings and loan company, other thrift or insurance company or other similar operating financial institution, or (v) any entity whose sole material business is the management of private investment vehicles.

“Section 409A Penalties” has the meaning set forth in Section 29 of this Agreement.

“Services” has the meaning set forth in Section 3(a) of this Agreement.

“Sub-Manager” has the meaning set forth in the Introductory Paragraph of this Agreement.

“Sub-Manager Base Management Fee” means a base management fee equal to the sum of (i) 20%, calculated and paid (in cash) quarterly in arrears, of the Base Management Fee earned by the Manager or its assignee under the Management Agreement with respect to the first $1 billion of the Stockholders’ Equity and (ii) 10%, calculated and paid (in cash) quarterly in arrears, of the Base Management Fee earned by the Manager or its assignee under the Management Agreement with respect to the Stockholders’ Equity in excess of $1 billion; provided, that such reference to quarterly calculation and payment shall be amended without further action of the parties hereto to read “monthly” to the extent the Management Agreement is amended or modified to provide for payments on a monthly basis.

“Sub-Manager Indemnified Party” has the meaning set forth in Section 13(a) of this Agreement.

“Sub-Manager Termination Fee” means a termination fee equal to the sum of (i) 20% of the Termination Fee earned by the Manager or its assignee under the Management Agreement with respect to the first $1 billion of the Stockholders’ Equity and (ii) 10% of the Termination Fee earned by the Manager or its assignee under the Management Agreement with respect to Stockholders’ Equity in excess of $1 billion.

“Termination Date” has the meaning set forth in Section 11(a) of this Agreement.

2. Appointment. The Manager hereby appoints the Sub-Manager to serve as sub-advisor on the terms and conditions set forth in this Agreement, and the Sub-Manager hereby accepts such appointment.

3. Duties of the Sub-Manager.

(a) The Sub-Manager shall provide the following services (the “Services”) to support the Manager’s performance of services to the Company under the Management Agreement, in each case upon reasonable request by the Manager:

(i) serving as a consultant to the Manager with respect to the periodic review of the Guidelines;

(ii) identifying for the Manager potential new lines of business and investment opportunities for the Company;

(iii) identifying for and advising the Manager with respect to selection of independent contractors that provide investment banking, securities brokerage, mortgage brokerage and other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services as may be required relating to the Investments;

(iv) advising the Manager with respect to the Company’s stockholder and public relations matters;

(v) advising and assisting the Manager with respect to the Company’s capital structure and capital raising; and

(vi) advising the Manager on negotiating agreements relating to programs established by the U.S. government, including the Term Asset-Backed Securities Lending Facility.

Notwithstanding anything in this Agreement to the contrary, the Manager shall remain primarily and directly responsible for the provision of all services provided to the Company under the Management Agreement. Without limiting the foregoing, the Manager shall be solely responsible for (i) identifying and consummating all Investments to be made by the Company and the Subsidiaries, (ii) any and all portfolio monitoring or reporting services to be provided to the Company and (iii) any matters relating to the Company’s REIT qualification for U.S. federal income tax purposes or the status of the Company and its Affiliates under the Investment Company Act.

(b) The Sub-Manager shall, and shall cause its officers and employees to, devote such portion of its and their time to the provision of the Services to the Manager as necessary for the proper performance of all of the Services hereunder.

4. Authority of the Sub-Manager. The Sub-Manager is not authorized to advise or bind the Company or to enter into any agreements relative to the Company, and, with respect to the Manager, is to act only as an advisor to the Manager, upon reasonable request. The Sub-Manager shall have no obligation or authority under the Management Agreement.

5. Confidentiality. The Sub-Manager and the Manager shall each keep confidential any nonpublic information obtained in connection with the Services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement), except: (i) to the other party hereto and its respective employees, officers, directors, consultants or advisors; (ii) with the prior written consent of the other party hereto; or (iii) as required by law or legal process. The foregoing shall not apply to information which has previously become available through the actions of a Person not resulting a violation this Section 5 or to any information within the public domain or, for the avoidance of doubt, with respect to Sub-Manager’s or its Affiliates’ business enterprises unrelated to the Services or the Company. The provisions of this Section 5 shall survive the expiration or earlier termination of this Agreement for a period of one year.

6. Fees.

(a) As compensation for all Services performed by the Sub-Manager under this Agreement, the Manager shall pay the Sub-Manager (i) the Sub-Manager Base Management Fee; and (ii) in recognition of the level of the upfront effort and commitment of resources required by the Sub-Manager in connection with this Agreement, either the Sub-Manager Termination Fee or the Final Payment, in each case pursuant to the terms set forth herein. Payment of the Sub-Manager Base Management Fee by the Manager to the Sub-Manager for any quarter shall be contingent upon the receipt by the Manager of the Base Management Fee under the Management Agreement for such quarter. The Sub-Manager Base Management Fee shall be payable by the Manager to the Sub-Manager within five (5) days of receipt by the Manager of the Base Management Fee. Payment of the Sub-Manager Termination Fee by the Manager to the Sub-Manager shall be contingent upon the receipt by the Manager of the Termination Fee under the Management Agreement. Subject to the provisions of Section 11, the Sub-Manager Termination Fee shall be payable by the Manager to the Sub-Manager within five (5) days of receipt by the Manager of the Termination Fee. Payment of the Final Payment shall be made in accordance with the provisions of Section 11.

(b) The Manager agrees that, without the approval of the Sub-Manager (which approval will not be unreasonably withheld, delayed or conditioned), it shall not agree to any modification of the Management Agreement that would both (i) amend or waive (A) the terms of payments due to the Manager under the Management Agreement or (B) the indemnification or expense reimbursement provisions of the Management Agreement and (ii) have either (A) a disproportionately adverse effect on the Sub-Manager or (B) a disproportionately positive result for the Manager.

(c) The Manager agrees to use reasonable best efforts to collect the Base Management Fee and the Termination Fee on a prompt and timely basis.

(d) The Manager covenants that no payments made to the Sub-Manager under this Agreement shall be deemed paid, directly or indirectly, from a “nonqualified entity” under Section 457A of the Code.

7. Expenses. The Manager shall promptly submit any expenses incurred by the Sub-Manager on behalf and at the request of the Manager that are eligible for reimbursement by the Company pursuant to the terms of the Management Agreement to the Company for reimbursement. The Sub-Manager shall prepare a statement documenting such eligible expenses of the Sub-Manager during each quarter, and shall deliver such statement to the Manager within five (5) business days after the end of each quarter. The Manager shall reimburse the Sub-Manager for such eligible expenses within five (5) days of receipt by the Manager of reimbursement from the Company for such eligible expenses (provided, that a failure to deliver such statement within such period shall not limit the rights of the Sub-Manager hereunder except to the extent it prevents the Manager from being reimbursed by the Company). Reimbursement by the Manager to the Sub-Manager for any expenses shall be contingent upon the receipt by the Manager of reimbursement from the Company under the Management Agreement for such expenses, and the Manager will pursue such reimbursement with substantially the same level of effort that it pursues requests for its own reimbursement of expenses.

8. Restrictions on Transfer.

(a) The Sub-Manager shall not directly transfer all or any portion of its right to receive the Sub-Manager Base Management Fee, the Sub-Manager Termination Fee or any of the amounts payable to the Sub-Manager under this Agreement (but excluding proceeds thereof) to any other Person, without the prior written consent of the Manager (which consent shall not be unreasonably withheld, delayed or conditioned).

(b) The consent of the Manager (which shall not be unreasonably be withheld, delayed or conditioned) shall be required prior to a transfer of membership interests in the Sub-Manager that would result in Mark Ein Related Persons, in the aggregate, holding less than a majority in interest of the Sub-Manager. The term transfer as used in this Section 8(b) shall include any actions that may result in any Mark Ein Related Person ceasing to be a Mark Ein Related Person.

9. Other Public Vehicles.

(a) During the period from the date of the Merger Agreement through the Termination Date, Pine River Capital represents and warrants that it has used, and agrees that it shall use, as the case may be, commercially reasonable efforts to ensure that the Manager is designated as the investment manager with respect to any Public Vehicle to which Pine River Capital or its direct or indirect majority-owned subsidiaries serves as external investment manager. Subject in all cases to Section 9(b) hereof, in the event that the Manager or any direct or indirect majority-owned subsidiary of Pine River Capital is designated as the investment manager (a “Pine River Manager”) with respect to any other Public Vehicle, the Manager and the Sub-Manager shall enter into good faith negotiations with regard to (a) an agreement pursuant to which the Sub-Manager will be engaged as sub-manager with regard to the management of such other Public Vehicle on substantially the terms set forth herein or (b) alternative arrangements that are reasonably acceptable to both the Manager and the Sub-Manager and that provide for substantially the same proportionate compensation to the Sub-Manager as set forth herein and Pine River Capital shall cause the Pine River Manager to provide the Sub-Manager with the right to enter into such an agreement; provided, however, that (x) the payment under such agreement that is comparable to the Final Payment will be payable in connection with the fifth anniversary of the closing of the Merger (rather than the fifth anniversary of the date of such agreement) and (y) if the Pine River Manager grants to an Independent Revenue Sharer irrevocable and fully vested contractual rights (a “Grant”) to a percentage of the total fees payable under the Pine River Manager’s management agreement with such Public Vehicle, then the fees to which the Sub-Manager is entitled under its applicable agreement with the Pine River Manager with respect to such Public Vehicle will be reduced by a percentage equal to the percentage interest provided to such Independent Revenue Sharer in such Grant during the life of such Grant. If the Manager proposes any Grant in connection with this Section 9(a), Pine River Capital will provide the Sub-Manager with all information and certifications reasonably requested by the Sub-Manager, including with respect to (x) whether the Person receiving the applicable Grant is an Independent Revenue Sharer and (y) the terms and conditions of the Grant. In connection with any such Grant, to the extent that one or both of the Sub-Manager and Pine River Capital parties believe in good faith that the adjustment to the Sub-Manager’s fee under this Section 9(a) does not fairly allocate the dilution between the parties, the parties will negotiate in good faith to adjust the terms of such adjustment. Notwithstanding any delay in executing such agreement or arrangement, the Sub-Manager shall be entitled to the accrual for payment of fees commencing upon the receipt of management fees by the Manager or such Pine River Manager with regard to such other Public Vehicle. Neither Pine River Capital nor the Manager shall have any obligations pursuant to the foregoing sentences of this Section 9(a) if the Sub-Manager remains in material breach of any provision of this Agreement after written notice of such material breach delivered by the Manager to the Sub-Manager; provided, however, upon cure by the Sub-Manager of any such breach, Pine River Capital shall cause the applicable Pine River Manager to negotiate in good faith with the Sub-Manager and provide the Sub-Manager with the right to enter into an agreement described in this paragraph to the extent that the Sub-Manager was, due to such breach, previously not entitled to enter into such an agreement.

(b) Notwithstanding any other provision of this Agreement, the Sub-Manager shall only be entitled to receive (A) the sum of (i) 20% of the aggregate management fees earned by the Manager and any Pine River Manager with respect to the first $1 billion of aggregate Book Value of all Public Vehicles (including the Company) cumulatively managed by the Manager and any Pine River Manager and (ii) 10% of the aggregate management fees earned by the Manager and any Pine River Manager with respect to the aggregate Book Value of all Public Vehicles (including the Company) cumulatively managed by the Manager and any Pine River Manager in excess of $1 billion; (B) the sum of (i) 20% of the aggregate termination fees earned by the Manager and any Pine River Manager with respect to the first $1 billion of aggregate Book Value of all Public Vehicles (including the Company) cumulatively managed by the Manager and any Pine River Manager and (ii) 10% of the aggregate termination fees earned by the Manager and any Pine River Manager with respect to the aggregate Book Value of all Public Vehicles (including the Company) cumulatively managed by the Manager and any Pine River Manager in excess of $1 billion; and (C) the sum of the Final Payment and all comparable payments under other agreements entered into by the Sub-Manager pursuant to Section 9(a). Notwithstanding anything to the contrary contained herein with regard to each of the Company and each Public Vehicle, the Sub-Manager shall not be entitled to receive both a Termination Fee and a Final Payment with regard to such entity.

(c) Nothing in this Agreement shall provide the Sub-Manager with any rights, obligations or interests whatsoever with respect to the private capital management business of Pine River Capital and its Affiliates; and Pine River and the Manager shall have no rights, obligations or interests whatsoever with respect to any business of the Sub-Manager, its members or their respective Affiliates, other than the Services in respect of the Sub-Manager set forth in this Agreement. Without limiting the foregoing, the Sub-Manager shall have (i) no rights with respect to any new private vehicles that Pine River Capital or its Affiliates may form or manage during the term of this Agreement, regardless of whether any such vehicles may invest in strategies similar to the strategy of the Company or any Public Vehicle and (ii) no rights with respect to any Public Vehicle that is externally managed by any management entity at the time such management entity is acquired by Pine River Capital or its Affiliates after the date of this Agreement, provided, however, that in connection with any such acquisition, Pine River Capital shall, or shall cause its applicable Affiliate to, offer to the Sub-Manager (which may assign the right to accept this offer to any if its Affiliates in whole or in part) the right to invest, on the same terms and conditions as Pine River Capital or its applicable Affiliate (except that the Sub-Manager and/or any designated Affiliate will be entitled to customary and reasonable minority investor protections), in up to 20% of each class of securities of such management entity acquired by Pine River Capital and its Affiliates, collectively, provided, further, that the Sub-Manager and/or its designated Affiliates will have 45 days to accept such offer after receiving written notice from Pine River Capital describing in reasonable detail all the material terms of the offer (the “Notice Date”), and will have 60 days to fund the purchase price if such offer is accepted after the Notice Date. Subject to conflict of interest policies to be agreed upon between the parties, nothing will limit the ability of Pine River Capital and its Affiliates, or the Sub-Manager and its Affiliates, to enter into other transactions, including (x) trading in the securities of special purpose acquisition companies other than Capitol through one or more funds managed by Pine River Capital or its Affiliates, (y) investing or trading in securities, or pursing investment strategies, that are the same or similar to those of the Company, or (z) subject to applicable law, pursuing any other investment or opportunity that may be of interest to the Company.

10. Relationship of Sub-Manager, Manager, Pine River Capital and Company. The Manager and Pine River Capital, on the one hand, and the Sub-Manager, on the other hand, are not partners, members or joint venturers with each other nor with the Company, and nothing in this Agreement shall be construed to make them such partners, members or joint venturers or impose any liability as such on any of them. The relationship of the parties is intended to be contractual and not fiduciary in nature.

11. Term and Termination.

(a) This Agreement shall terminate on the earliest to occur of (i) the fifth anniversary of the closing of the Merger, (ii) the termination of the Management Agreement by Company, or (iii) the effective date of the removal of the Sub-Manager for Cause (the “Termination Date”); provided that all rights and obligations with respect to any earned but unpaid Sub-Manager Base Management Fee and any other amounts payable under this Agreement with respect to periods prior to, on or in connection with the Termination Date shall survive the termination of this Agreement; provided, further, that, subject to the foregoing proviso, in the event of termination pursuant to clause (i) or (iii) above, there shall be no Sub-Manager Termination Fee paid to the Sub-Manager and, in the event of termination pursuant to clause (ii) or (iii) above, there shall be no Final Payment paid to the Sub-Manager. If, in the event of a termination pursuant to clause (ii) above, the Company or any of its Affiliates, on the one hand, and the Manager or any Pine River Manager, on the other hand, enter into a new management agreement effective within six months of such termination, this Agreement will be deemed to apply with respect to such new management agreement, and, without limiting the foregoing, for purposes of Section 9(a), the Termination Date shall be deemed not to have occurred. Pine River Capital shall cause the applicable Pine River Manager, if it is not the Manager, to assume the Manager’s obligations under this Agreement. In the event one or more of the Sub-Manager and the applicable Pine River Manager believes in good faith that this Agreement should be amended to reflect differences between the new management agreement and the Management Agreement, the Sub-Manager and the applicable Pine River Manager shall enter into good faith negotiations with regard to any such appropriate amendments and Pine River Capital shall cause the Pine River Manager to provide the Sub-Manager with the right to enter into any such amendments. In any such event Pine River Capital will provide the Sub-Manager with all information and certifications reasonably requested by the Sub-Manager. Notwithstanding any delay in executing any such amendment, the Sub-Manager shall be entitled to the accrual for payment of fees (on the terms as so amended) commencing upon the receipt of management fees by the Manager or such Pine River Manager with regard to such new agreement.

(b) If the Termination Date occurs under Section 11(a)(i) above, subject to Section 14(b), the Sub-Manager shall receive a final payment (the “Final Payment”) of 7.7 times the annualized rate of (i.e., 30.8 times) the last quarterly payment of the Sub-Manager Base Management Fee; provided that, (i) the Final Payment shall be calculated and determined in accordance with Section 11(e) and (ii) for purposes of calculating the Final Payment, the last quarterly Sub-Manager Base Management Fee payment shall be re-calculated to reverse any reduction in Stockholders’ Equity that results, pursuant to clause (iii) of the definition of Stockholders’ Equity in the Management Agreement, from any repurchases of common stock of the Company that occurred in the 12-month period prior to such termination. The Final Payment shall be paid on the date that is 60 days after the Termination Date (or, if such date is not a business day, the next business day). If during the six months following the Termination Date, the Company raises new equity capital, then the Final Payment will be recalculated to include the increase in Stockholders’ Equity resulting from the issuance of such new equity capital, but reduced by any reductions in Stockholders’ Equity occurring during such six-month period (other than any reductions that, pursuant to the adjustment described above, would have been excluded from the calculation of the termination payment if such reductions had occurred during the 12 months preceding the Termination Date), with the net increase in the amount of the Final Payment as re-calculated payable on the date that is 60 days after the date that is six months after the Termination Date (or, if such date is not a business day, the next business day).

(c) Upon the termination of this Agreement (or in the case of a termination pursuant to Section 11(a)(iii), the determination of termination in accordance with Section 14(b)), except to the extent inconsistent with applicable law, the Sub-Manager shall as promptly as reasonably practicable (A) deliver to the Manager one copy of all expense statements generated pursuant to Section 7 hereof covering the period following the date of the last provision of such expense statements to the Manager through the Termination Date; and (B) deliver to the Manager all property and documents of the Company provided to or obtained by the Sub-Manager pursuant to or in connection with this Agreement, including all copies and extracts thereof in whatever form, then in the Sub-Manager’s possession or under its control (provided that the Sub-Manager’s outside counsel may retain one copy to be kept confidential and used solely for archival purposes).

(d) Subject to other provisions of this Agreement, if the Sub-Manager is removed for Cause, the effective date of a removal for Cause shall be the date upon which the Manager shall have delivered to Sub-Manager both (i) written notice that the Sub-Manager is being removed for Cause in accordance with the Sub-Management Agreement, and (ii) a copy of the applicable final, non-appealable order evidencing the required final determination of the court of competent jurisdiction.

(e) For the purposes of calculating the Final Payment and the Sub-Manager Base Management Fee on which the Final Payment is based, the Manager shall (i) calculate Stockholders’ Equity (A) in accordance with (1) the books and records of the Company and (2) the definition of Stockholders’ Equity in the Management Agreement and (B) using the same accounting principles, policies, practices and methodologies used in, and applied consistently with, the prior calculations of Stockholders’ Equity under the Management Agreement, and (ii) shall otherwise follow the past practices of the Manager and the Company with respect to calculating Stockholders’ Equity, in each case, subject to the adjustments expressly provided for in Section 11(a). In connection with the calculation of the Final Payment, upon the Manager’s calculation of the applicable Sub-Manager Base Management Fee, the Manager shall promptly deliver to the Sub-Manager a written statement setting forth in reasonable detail its calculation of the Final Payment (including the applicable calculations of Sub-Manager Base Management Fee and Stockholders’ Equity) and provide the Sub-Manager reasonable access, during normal business hours and upon reasonable notice, to all work papers, schedules, memoranda and other documents prepared or reviewed by the Manager or by any of its representatives that are relevant to its calculation of the Final Payment (or the applicable calculation of Sub-Manager Base Management Fee or Stockholders’ Equity), and such access shall be provided promptly after request by the Sub-Manager, and the Manager shall request that its accountants communicate with the Sub-Manager and its representatives; provided, that the Sub-Manager may be required to sign an “indemnification letter” in the form generally used by the Manager’s accountant prior to receiving access to any materials prepared by such accountant. The Manager shall cause its representatives to be available, during normal business hours and upon reasonable notice, to the Sub-Manager to review the calculation of the Final Payment (including the applicable Sub-Manager Base Management Fee or Stockholders’ Equity). In the event that the Sub-Manager disputes the calculation of the Final Payment (including the calculation of the applicable Sub-Manager Base Management Fee or Stockholders’ Equity), the Sub-Manager and the Manager will use commercially reasonable efforts, and negotiate in good faith, to promptly reach agreement as to the correct calculation of the Final Payment.

12. Assignment. The Manager may not assign any of its rights and obligations under this Agreement, except that the Manager may assign, in their entirety, its rights and obligations under this Agreement to any third party upon the assignment of its rights and obligations under the Management Agreement to such third party; provided that both the assignee agrees in writing to assume all obligations hereunder and the Manager shall continue to remain liable for its obligations to the Sub-Manager hereunder. The transfer of fees and other amounts payable to the Sub-Manager under this Agreement shall be governed by Section 8(a). Otherwise this Agreement shall not be assigned by any party hereto without the prior written consent of the other parties.

13. Indemnification. The Manager will use commercially reasonable efforts to cause the Sub-Manager to be indemnified by the Company in accordance with the Management Agreement.

14. Remedies; Limitation of Liability.

(a) Notwithstanding any other provision of this Agreement, in no event shall Pine River Capital, the Company or any of their Affiliates (including the Manager), on the one hand, or the Sub-Manager, on the other hand, be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether Pine River Capital, the Company or their Affiliates, on the one hand, or the Sub-Manager, on the other hand, has been advised of the likelihood of such loss or damage and regardless of the form of action; provided, however, that in connection with any dispute between Pine River or the Manager, on the one hand, and the Sub-Manager, on the other hand, regarding the Sub-Manager’s right to receive payments under this Agreement, (x) if the Sub-Manager is finally determined to have been entitled to receive any amounts (not paid when due) under this Agreement, the Sub-Manager will be entitled to (1) reimbursement of reasonable costs and expenses (including attorneys’ fees) incurred in connection with such dispute and collection of such amounts and (2) interest accruing at the Interest Rate on such unpaid amounts from the date payment was originally due until actually paid, and (y) if the Sub-Manager is finally determined not to have been entitled to receive any amounts (not paid when due) under this Agreement, the Manager will be entitled to reimbursement of reasonable costs and expenses (including attorneys’ fees) incurred in connection with such dispute. Further, notwithstanding any other provision of this Agreement, neither the Manager, Pine River Capital nor any of their respective Affiliates shall be liable to the Sub-Manager for payment of a Sub-Manager Base Management Fee, Sub-Manager Termination Fee or any similar compensation (other than any Final Payment or other final payment) except to the extent that the Manager, Pine River Capital or such Affiliate (as the case may be) or its assignee has actually received a corresponding fee from corresponding Public Vehicles (including the Company). This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the parties under this Agreement (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

(b) Notwithstanding anything to the contrary in this Agreement, the Manager will not be entitled to terminate the Agreement (except as expressly set forth in the termination provisions above), withhold or offset amounts owed hereunder or otherwise seek recourse against the Sub-Manager for any breach of this Agreement, except that the Manager may seek payment of monetary damages to the extent a court of competent jurisdiction finally determines such damages are awarded to the Manager against the Sub-Manager as a result of Cause (and such damages exceed any amounts released from escrow to the Manager in accordance with this Section 14(b)); provided that, in the event that the Manager has, in good faith in accordance with this Agreement, initiated litigation with respect to Cause prior to the fifth anniversary of the closing of the Merger, the Manager may, in lieu of making payments to the Sub-Manager with respect to the Final Payment, but at the time at which such payments would otherwise be required, deposit such payments into an interest-bearing escrow arrangement reasonably satisfactory to the Sub-Manager. If Cause is finally determined to have occurred prior to the fifth anniversary of the Merger, the amounts then in escrow will be released to the Manager (and the Manager shall have no further obligation to make payments with respect to the Final Payment). If a court of competent jurisdiction finally determines that no Cause occurred prior to the fifth anniversary of the Merger, then the amounts then in escrow will be released to the Sub-Manager, and the Manager will be responsible for any additional amounts owing in respect of the Final Payment.

15. Representations and Warranties of Pine River Capital and the Manager. The Manager and Pine River Capital each, severally and not jointly, hereby represents and warrants to the Sub-Manager, as follows:

(a) It, in the case of the Manager, is a limited liability company and, in the case of Pine River Capital, is a limited partnership and, in any case, is duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business in every jurisdiction in which the failure to so qualify might reasonably be expected to have a material adverse effect on the financial condition, operating results, assets, operations or business prospects of it and its subsidiaries taken as a whole. It has all requisite corporate or other power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and to carry out the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement has been duly authorized by it. This Agreement has been duly executed and delivered by it and, assuming due execution and delivery by the Sub-Manager, constitutes a valid and binding obligation of it, enforceable in accordance with its terms. The execution and delivery by it of this Agreement, and the fulfillment of and compliance with the terms hereof by it, do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon its capital stock or membership interests, as applicable, or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, its organizational documents, or any law, statute, rule or regulation to which it is subject, or any agreement, instrument, order, judgment or decree to which it is a party or by which it is bound.

16. Representations and Warranties of the Sub-Manager. The Sub-Manager hereby represents and warrants to Pine River Capital and the Manager as follows:

(a) The Sub-Manager is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in every jurisdiction in which the failure to so qualify might reasonably be expected to have a material adverse effect on the financial condition, operating results, assets, operations or business prospects of the Sub-Manager taken as a whole. The Sub-Manager has all requisite power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and to carry out the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement has been duly authorized by the Sub-Manager. This Agreement has been duly executed and delivered by the Sub-Manager and, assuming due execution and delivery by Pine River Capital and the Manager, constitutes a valid and binding obligation of the Sub-Manager, enforceable in accordance with its terms. The execution and delivery by the Sub-Manager of this Agreement, and the fulfillment of and compliance with the terms hereof by the Sub-Manager, do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the Sub-Manager’s capital stock or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, the Sub-Manager’s certificate of formation or amended and restated limited liability company, or any law, statute, rule or regulation to which the Sub-Manager is subject, or any agreement, instrument, order, judgment or decree to which the Sub-Manager is a party or by which it is bound.

17. Further Assurances. The Sub-Manager and the Manager will use commercially reasonable efforts to cooperate to give effect to the arrangements contemplated hereby, including with a view towards compliance with the Advisers Act, counterpart state law and regulations adopted thereunder, and any amendments thereto or registration requirements thereunder that may in arise the future.

18. Notices. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

•	If to the Manager:

PRCM Advisers LLC

601 Carlson Parkway

Suite 330

Minnetonka, MN 55305

Attention: General Counsel

•	If to the Sub-Manager:

CLA Founders LLC

c/o Kastle Systems

1501 Wilson Blvd

Arlington, VA 22209

Attn: Mark D. Ein

With a copy (which shall not constitute notice) to:

Richard C. Donaldson

1650 Tysons Boulevard

14th Floor

McLean, Virginia 22102

•	If to Pine River Capital:

Pine River Capital Management L.P.

601 Carlson Parkway

Suite 330

Minnetonka, MN 55305

Attention: General Counsel

•	If to the Company:

Two Harbors Investment Corp.

601 Carlson Parkway

Suite 330

Minnetonka, MN 55305

Attention: General Counsel

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 18 for the giving of notice.

19. Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

20. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

21. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES TO THE CONTRARY.

22. Jurisdiction; Waiver of Jury Trial. Any proceeding or action based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be brought in any state court of the State of Delaware or, in the case of claims to which the federal courts have subject matter jurisdiction, any federal court of the United States of America, in either case, located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or action shall be heard and determined only in any such court, and agrees not to bring any proceeding or action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 22. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT.

23. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Subject to Section 14, the rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereunder shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

24. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.

25. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

26. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

27. Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

28. Non-Disparagement. The Sub-Manager hereby agrees to refrain, and to use reasonable efforts to cause its members, from making any defamatory or derogatory statements concerning the Company, the Manager and Pine River Capital and the Company, the Manager and Pine River Capital hereby agree to refrain from making any defamatory or derogatory statements concerning the Sub-Manager and its members. This Section 28 shall survive termination of this Agreement for a period of five years. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit any individual or entity from making any truthful statements in response to a subpoena, in connection with a legal proceeding or as otherwise required by law or legal process.

29. Section 409A. This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payments provided under the Agreement become subject to (a) the gross income inclusion set forth within Section 409A(a)(1)(A) of the Code or (b) the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. The Sub-Manager expects that the payments provided under this Agreement will be exempt from the application of Section 409A of the Code because the Sub-Manager intends to account on an accrual basis for U.S. income tax purposes. If, following the date of this Agreement, the Sub-Manager reasonably determines that it is no longer advisable for Sub-Manager to account on an accrual basis for U.S. income tax purposes (as a result in a change in applicable laws or regulations or otherwise), or the Sub-Manager reasonably determines that any payments under this Agreement may be subject to Section 409A Penalties, the parties agree to work together in good faith to adopt such amendments to this Agreement as most closely reflects the original intent of the parties (including amendments with retroactive effect) or take any other commercially reasonable actions necessary or appropriate to (x) exempt each of the payments provided under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of such payments or (y) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance. Each payment provided under this Agreement, including each separate installment of the Sub-Manager Base Management Fee shall be a separate and distinct payment under this Agreement for all purposes.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PRCM ADVISERS LLC

By:
Name:
Title:

CLA FOUNDERS LLC

By: Leland Investments, Inc., its managing member

By:
Name:	Mark D. Ein
Title:	President

PINE RIVER CAPITAL MANAGEMENT L.P., solely with respect to Sections 1, 9, 11(a), 14(a), 15, and 18 through 28

By:
Name:
Title: